  EXHIBIT 99.1

FOR IMMEDIATE RELEASE October 25, 2023	CONTACT: Brian Finnegan (212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES THIRD QUARTER 2023 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended September 30, 2023.

“Our results for the third quarter of 2023 reflect the continued strength and stability of our franchise, and the vital importance of our foundational liquidity mission,” said José R. González, president and CEO of the FHLBNY. “Our members access FHLBNY credit products in all market environments to support their funding needs.  Across the country, Home Loan Bank liquidity is important for financial stability as it helps ensure that local lenders have funds to lend in all credit environments for homeownership and rental housing, small businesses, agriculture and other lending activities that drive community and economic development.”

Highlights from the third quarter of 2023 include:

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Net income for the quarter was $181.9 million, an increase of $52.4 million, or 40.4%, from net income of $129.5 million for the third quarter of 2022. Net interest income after provision for credit losses for the quarter was $242.5 million, an increase of $73.7 million, or 43.7%, from $168.8 million in the third quarter last year. This increase was driven primarily by an increase of 285 basis points in yields on average earning assets and an increase of $13.4 billion in average advances balances from the prior year period.

•	Return on average equity (“ROE”) for the quarter was 9.13% (annualized), compared to ROE of 7.39% for the third quarter of 2022.

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As of September 30, 2023, total assets were $144.4 billion, a decrease of $13.0 billion, or 8.2%, from total assets of $157.4 billion at December 31, 2022. As of September 30, 2023, advances were $101.5 billion, a decrease of $13.8 billion, or 12.0%, from $115.3 billion at December 31, 2022.

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As of September 30, 2023, total capital was $7.9 billion, a decrease of $0.4 billion from total capital of $8.3 billion at December 31, 2022 in alignment with a decline in advances balances. The FHLBNY’s retained earnings have increased during the year by $0.2 billion, to $2.3 billion as of September 30, 2023, of which $1.3 billion was unrestricted retained earnings and $1.0 billion was restricted retained earnings. At September 30, 2023, the FHLBNY met its regulatory capital ratios and liquidity requirements.

•	The FHLBNY allocated $20.2 million from its third quarter 2023 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the third quarter of 2023 with the U.S. Securities and Exchange Commission by November 9, 2023.

Selected Balance Sheet Items (dollars in millions)
	September 30,	December 31,
	2023	2022	Change

Advances	$101,488	$115,293	$(13,805)
Mortgage loans held for portfolio	2,165	2,107	58
Mortgage-backed securities	19,187	15,157	4,030
Liquidity assets	19,456	22,605	(3,149)
Total assets	144,421	157,391	(12,970)

Consolidated obligations	132,771	147,291	(14,520)
Capital stock	5,750	6,387	(637)
Unrestricted retained earnings	1,291	1,185	106
Restricted retained earnings	1,030	911	119
Accumulated other comprehensive income	(189)	(136)	(53)
Total capital	$7,882	$8,347	$(465)

Capital-to-assets ratio (GAAP)	5.46%	5.30%
Capital-to-assets ratio (Regulatory)	5.59%	5.39%

Operating Results (dollars in millions)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	Change	2023	2022	Change

Total interest income	$2,030.7	$806.3	$1,224.4	$6,264.1	$1,415.0	$4,849.1
Total interest expense	1,788.3	637.8	1,150.5	5,517.2	977.7	4,539.5
Net interest income	242.4	168.5	73.9	746.9	437.3	309.6
Provision (Reversal) for credit losses	(0.1)	(0.3)	0.2	1.8	(0.4)	2.2
Net interest income after provision for credit losses	242.5	168.8	73.7	745.1	437.7	307.4
Non-interest income (loss)	11.8	24.0	(12.2)	70.7	(4.1)	74.8
Non-interest expense	52.2	48.9	3.3	153.3	141.4	11.9
Affordable Housing Program assessments	20.2	14.4	5.8	66.3	29.3	37.0
Net income	$181.9	$129.5	$52.4	$596.2	$262.9	$333.3

Return on average equity	9.13%	7.39%		9.54%	5.31%
Return on average assets	0.48%	0.40%		0.48%	0.30%
Net interest margin	0.64%	0.52%		0.60%	0.50%

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Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of September 30, 2023, the FHLBNY serves 334 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the FHLBNY is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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